Exhibit 10.1

Zoetis Inc.

10 Sylvan Way

Parsippany, NJ 07054

May 5, 2021

Mr. Wetteny Joseph

Dear Wetteny,

On behalf of Zoetis, Kristin Peck and I are delighted to extend to you an offer to join Zoetis in the position of Executive Vice President, Chief Financial Officer and Head of Business Development.

All who interviewed you were impressed by your background and experience and we look forward to you making a significant contribution to our Company.

This letter confirms the terms of the offer.

Annual Base Salary:

$675,000, payable bi-weekly.

Annual Bonus:

You are eligible to participate in our Zoetis Annual Incentive Plan (ZAIP). As a ZAIP participant, you will work with your manager each year to develop ZAIP objectives. Your target annual incentive will be 80% of your base salary. Please note that bonuses under the ZAIP are discretionary, and that neither this letter, nor your target incentive, constitutes a guarantee that you will receive a bonus of any particular amount.

Your ZAIP bonus for 2021 will be payable in March of 2022, pending approval by the Human Resources Committee of the Board of Directors of Zoetis (the “HR Committee”), and will be based on factors such as Zoetis’ performance, your functions’ performance, and your individual performance as assessed by your manager. Your annual bonus payout may vary from 0-200% of target based on business performance and your individual performance, subject to the overall bonus pool funding based on Zoetis Inc. performance.

Long Term Incentive:

You are eligible to participate in Zoetis’ Long-Term Incentive (LTI) Program, and your 2022 target LTI award will be $2,200,000. The program is designed to recognize performance and encourage long-term commitment to Zoetis with discretionary share-based rewards. Share-based awards must be approved by the HR Committee. Each award is an independent “stand-alone” event without any connection in terms of eligibility or amount as compared to prior or future grants. Award eligibility is determined on an annual basis with consideration of external market data as well as internal business drivers. Awards are governed by federal and state law, the requirements of the New York Stock Exchange, and the terms and conditions set forth in the Zoetis Equity and Incentive Plan (“Plan”) documents.

Sign-On Bonus:

You will receive a cash sign-on payment of $2,000,000. This is a one-time payment that is subject to supplemental income tax rates. Payment will be made within thirty (30) days following your start date. In the event that you are terminated for Cause, you agree to repay the sign-on bonus. By accepting this offer, you agree to repay Zoetis the full amount owed, if you are terminated for Cause, within thirty (30) days of your last day of work or as otherwise agreed to with Zoetis.

Sign-On LTI Award:

In addition, you will be granted a one-time sign-on LTI award with a grant date value of $5,100,000. This award will be made in the form of Zoetis Restricted Stock Units (“RSUs”) and will be granted on the last trading day of the month that includes your date of hire. Zoetis share-based awards, including these RSUs, generally vest 100% on the third anniversary of the grant date, assuming your continued employment by Zoetis through that date. As we discussed, $1,400,000 of this sign-on award will be non-forfeitable in the event of your termination of employment with Zoetis for any reason other than for Cause. In addition, this share-based award will be governed by the terms and conditions set forth in your LTI Award Agreement and the Plan documents. The Plan document and a sample LTI Award Agreement will be sent to you under separate cover.

Vacation:

In addition to Company-paid holidays, you are entitled 4 weeks of annual vacation.

Benefits:

You will also be eligible to participate in Zoetis’ benefits program as described in the accompanying benefits document.  Benefit coverage will commence on your start date.  You will receive complete details and enrollment information within your first week of employment.  Your participation in Zoetis’ benefit programs is subject to the terms and conditions of each program, as described in greater detail in the plan documents and summary plan descriptions.  The benefits programs are subject to change by Zoetis in its discretion.

Severance:

As a member of the Zoetis Executive Team, you will be covered under the terms and conditions of the Zoetis Executive Severance Plan. A copy of the Executive Severance Plan will be sent to you under separate cover.

Pre-Employment Contingencies:

In accordance with Zoetis policy, and as set forth above, this employment offer is contingent upon successful completion of all aspects of Zoetis’ pre-employment screening process. This process includes the verification of information you provide to us for a background check as well as your successful completion of a drug screen to detect the presence of illegal drugs.

Background Verification Process (BVP) - This program will verify the information you have provided concerning your prior employment and education. Also, as a responsible employer concerned with the security of our customers, employees, business partners and the general public, we will perform a criminal history check to determine whether there are criminal convictions of record and verify your identity. Once you have notified us of that you have accepted this offer of employment, you will receive an e-mail prompt from HireRight who will coordinate the investigation.

Pre-Employment Drug Screen – All new hire applicants must complete a pre-employment drug screen prior to the commencement of employment. Once you have notified us of that you have accepted this offer of employment, you will receive an e-mail prompt from HireRight within 48 hours of offer acceptance to schedule your pre-employment drug test. The drug screen must be completed within 5 days of offer acceptance.

Employment Eligibility Verification:

As required by current US immigration law, this offer is contingent upon your ability to satisfy the Form I-9 requirements at the time that you commence work in the US or within 3 business days of the date your employment begins. This requires you to establish your identity and to prove that you have legal authorization to work for Zoetis in the US. In the event that you do not have legal authorization to work for Zoetis in the US, and that you are unable to secure such employment authorization by the time that you are scheduled to commence work, Zoetis will not be able to hire you and this offer of employment will therefore be revoked. If you have started work but fail to provide acceptable I-9 documentation your employment will be immediately terminated.

Also in considering this offer, if you are accepting employment as a nonimmigrant who is authorized to work in the US, it will be your responsibility to work with Zoetis’ Immigration Team to ensure that your work authorization remains current and that when you travel you secure proper travel documents to avoid problems re-entering the U.S. Your failure to manage these important matters could result in Zoetis’ inability to continue your employment. Moreover, Zoetis makes no promise or representation in this offer of employment to support extensions of your nonimmigrant work authorization or to support your application for permanent residency in the US. These decisions are made by your management, human resources and Zoetis Immigration Team on an individual basis. You should consider this carefully before deciding to accept this offer.

Employment At-Will:

This letter, and its accompanying documents, set out the complete terms of our offer of employment but are not intended as and should not be considered a contract of employment for a fixed period of time. If you accept this offer of employment with the Company you accept that your employment is at-will, which means that you or Zoetis are free to end the employment relationship at any time, with or without cause. Any amendments to this letter must be in writing.

Your start date is expected to be no later than June 15, 2021.

To accept this offer, please sign this letter and return it to me. Please also retain a copy for your records. If you have any questions about this offer, please contact me at roxanne.lagano@zoetis.com. Please note this offer expires at the close of business on May 7, 2021.

Wetteny, we are so excited to have you join Zoetis and I very much look forward to working with you.

Best regards,

Roxanne Lagano

EVP, Chief Human Resources Officer and Global Operations

Accepted:

/s/ Wetteny Joseph	May 6, 2021
Wetteny Joseph	Date